Exhibit 10.1

Execution Version

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 30, 2025, is entered into between Vivakor Transportation, LLC, a Texas limited liability company (“Seller”), and Jorgan Development, LLC, a Louisiana limited liability company (“Buyer”, together with Seller, each, a “Party”, and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings specified in Exhibit A attached hereto.

Recitals

WHEREAS, Seller is vested with all of the issued and outstanding membership interests (the “Membership Interests”), in each of (a) Meridian Equipment Leasing, LLC, a Texas limited liability company (“MEL”), and (b) Equipment Transport, LLC, a Pennsylvania limited liability company (“ET,” with MEL, each a “Company” and together the “Companies”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in ARTICLE II), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. Subject to adjustment as set forth in Section 1.03 below, the aggregate consideration for the Membership Interests shall be 11,058 shares of Series A Convertible Preferred Stock of Vivakor, Inc., a Nevada corporation (the “Series A Stock”, the “Unadjusted Purchase Price”, and “Vivakor” respectively) held by Buyer. The Parties acknowledge and agree that as of Closing, the value of each share of Class A Preferred Stock is $1,000.00 as set forth in that certain Certificate of Designations, Preferences, Rights, and Limitations of Series A Convertible Preferred Stock of Vivakor filed with the Secretary of State of Nevada on February 14, 2025 (the “Certificate of Designation”), for total Unadjusted Purchase Price consideration of $11,058,235 USD.

Section 1.03 Post-Closing Adjustment. The Unadjusted Purchase Price shall be adjusted as follows (collectively, the “Final Purchase Price”):

(a) The Unadjusted Purchase Price was calculated based upon unaudited company financial results as of June 30, 2025 (the “Draft Company Financial Results”).

(b) When the Companies’ financial results as of June 30, 2025 are finalized and filed with Vivakor’s Quarterly Report on Form 10-Q for the period ended June 30, 2025 (the “Final Company Financial Results”), the Parties will compare the Draft Company Financial Results to the Final Company Financial Results. In the event the Final Company Financial Results show a lower net equity change than the Draft Company Financial Results then, within five (5) days after Vivakor files its Final Company Financial Results, Buyer shall deliver to Seller, additional shares of Series A Stock in value (as determined pursuant to Section 1.02) equal to the difference between the Companies’ net equity in the Final Company Financial Results and the Companies’ net equity in the Draft Company Financial Results.

(c) If the Final Company Financial Results show a higher net equity change than the Draft Company Financial Results then, within five (5) days after Vivakor files its Final Company Financial Results, Seller shall refund to Buyer, shares of Series A Stock in value (as determined pursuant to Section 1.02) equal to the difference between the Companies’ net equity in the Draft Company Financial Results and the Companies’ net equity in the Final Company Financial Results.

Notwithstanding anything in this Section 1.03 to the contrary, there shall be no downward adjustment to the Unadjusted Purchase Price for any liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), that were: (a) adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and not, individually or in the aggregate, material in amount.

Section 1.04 No Working Capital Adjustment. Save and except for the transactions contemplated in Section 1.03, there shall be no further independent adjustment to the Unadjusted Purchase Price relating to the working capital of the Companies.

ARTICLE II
Closing

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, on July 30, 2025 (“Closing Date”). The Closing shall be effective at 12:01 a.m. local time in Dallas, Texas on the Closing Date.

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a) an executed Assignment of the Membership Interests to Buyer in form and substance set forth on Exhibit B hereto (the “Assignment”);

(b) an executed First Amended and Restated Transition Services Agreement in the form and substance set forth on Exhibit C hereto (the “TSA”);

(c) an executed Release and Waiver in the form and substance set forth on Exhibit D hereto (the “Release”);

(d) an executed Second Amended and Restated Master Netting Agreement in the form and substance set forth on Exhibit E hereto (the “Netting Agreement”);

(e) an executed First Amended and Restated Secured Promissory Note in the form and substance set forth on Exhibit F hereto (the “Amended Note”);

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(f) A certificate of the secretary (or other officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the shareholders of Seller authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers or representatives of Seller authorized to sign this Agreement and the other Transaction Documents to which it is a party; and (iii) that attached thereto are true and complete copies of the governing documents of each Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect;

(g) Resignations of any managers, officers, or other persons serving as a managerial official of each Company, effective as of the Closing Date;

(h) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”); and

(i) a termination of that certain Services Agreement dated October 1, 2024, by and between Vivakor Administration, LLC, as Service Provider, et al., with respect to each Company.

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) A stock transfer power for Series A Stock of value (as determined pursuant to Section 1.02) in an amount equal to the Unadjusted Purchase Price less the Holdback (the “Closing Purchase Price”), free and clear of all Encumbrances by through or under Buyer, to Seller in form and substance reasonably satisfactory to Seller, duly executed by Buyer, for transfer of the Closing Purchase Price to Seller or Seller’s designee;

(b) A certificate of the manager of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions of the manager of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the authorized representatives of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party;

(c) an executed Assignment;

(d) an executed TSA;

(e) an executed Release;

(f) an executed Netting Agreement;

(g) an executed Amended Note; and

(h) an executed letter agreement in the form and substance set forth on Exhibit G hereto.

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ARTICLE III
Representations and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of any or officer of Seller, after due inquiry.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.05) of the state of Texas. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 Organization, Authority, and Qualification of the Companies.

(a) MEL is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Texas and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which MEL is licensed or qualified to do business, and MEL is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The term “Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution, closing, and delivery of this Agreement.

(b) ET is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Pennsylvania and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which ET is licensed or qualified to do business, and ET is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03 Capitalization.

(a) Except as disclosed in Section 3.03 of the Disclosure Schedules, Seller is the record owner of and has good and valid title to the Membership Interests. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Companies. The Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances, except as disclosed in Section 3.03 of the Disclosure Schedules.

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(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the certificate of formation, company agreement, or other governing documents of the Companies (collectively, the “Governing Documents”) or any other agreement, understanding, arrangement, or commitment to which Seller or a Company is a party and are not subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c) Except as disclosed in Section 3.03 of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, or commitments of any character relating to the membership interests in a Company or obligating Seller or a Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in a Company. Other than the Governing Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 No Subsidiaries. No Company has, or has the right to acquire, an ownership interest in any other Person.

Section 3.05 No Conflicts or Consents. Except as set forth in Section 3.05 of the Disclosure Schedules or as disclosed in Vivakor’s filings with the Securities and Exchange Commission (the “Vivakor SEC Filings”), the execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, company agreement, or other governing documents of Seller or a Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or a Company; (c) require the consent, notice, or filing with or other action by any Person; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Seller or a Company is a party or by which Seller or a Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of a Company.

Section 3.06 Financial Statements. Complete copies of each Company’s unaudited financial statements consisting of the balance sheet of such Company as at December 31st in each of the years 2023, and 2024 and the related statements of income and retained earnings, members’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of each Company and fairly present the financial condition of such Company as of the respective dates they were prepared and the results of the operations of such Company for the periods indicated. The balance sheet of each Company as of March 31, 2025 is referred to herein as its “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Each Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Material Contracts.

(a) Section 3.07 of the Disclosure Schedules and the Vivakor SEC Filings list each Contract that is material to each Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.08(a)), being “Material Contracts”), including the following:

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(i) each Contract of such Company involving aggregate consideration in excess of $500,000.00 and which, in each case, cannot be cancelled by such Company without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that provide for the indemnification by such Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iii) all Contracts relating to Intellectual Property (as defined in Section 3.09(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of such Company; and

(v) all Contracts that limit or purport to limit the ability of such Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) Except as set forth in Vivakor’s SEC Filings, each Material Contract is valid and binding on a Company in accordance with its terms and is in full force and effect. No Company or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.08 Real Property; Title to Assets.

(a) Section 3.08(a) of the Disclosure Schedules lists all real property in which each Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including for Real Property that is leased or subleased by such Company and the landlord under the lease. Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts relating to the Real Property.

(b) Each Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.08(b) of the Disclosure Schedules.

(c) Except as set forth in Section 3.08(c) of the Disclosure Schedules, no Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of each Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than such Company.

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Section 3.09 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b) Section 3.09 of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by each Company (the “Company IP Registrations”). Each Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of such Company’s business as currently conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. Each Company has taken all necessary steps to maintain and enforce the Company Intellectual Property.

(c) The conduct of each Company’s business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.10 Material Customers and Suppliers.

(a) Section 3.10(a) of the Disclosure Schedules and Vivakor SEC Filings set forth each customer who has paid aggregate consideration to a Company for goods or services rendered in an amount greater than or equal to $1,000,000.00 for each of the two most recent fiscal years (collectively, the “Material Customers”). No Company has received any notice, or has reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with such Company.

(b) Section 3.10(b) of the Disclosure Schedules and the Vivakor SEC Filings set forth each supplier to whom a Company has paid consideration for goods or services rendered in an amount greater than or equal to $500,000.00 for each of the two most recent fiscal years (collectively, the “Material Suppliers”). No Company has received any notice, or has reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Company or to otherwise terminate or materially reduce its relationship with such Company.

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Section 3.11 Insurance. Section 3.11 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Seller or its Affiliates (including each Company) and relating to the assets, business, operations, employees, officers, and sole member of each Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to each Company and are sufficient for compliance with all applicable Laws and Contracts to which each Company is a party or by which it is bound. For purposes of this Agreement: (w) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (x) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that notwithstanding the foregoing, the following persons shall be deemed not to be Affiliates of the Seller or its other Affiliates for any purposes: (A) Jorgan Development, LLC, a Louisiana limited liability company, JBAH Holdings, LLC, a Texas limited liability company, or Ballengee Holdings, LLC, a Texas limited liability company (the “Ballengee Family Office”), and (B) except for Vivakor, and its Affiliates, the direct and indirect Affiliates, members, partners, shareholders, subsidiaries, and portfolio companies (including any predecessor or successor thereof) of the Ballengee Family Office, and (C) except for employees, officers, directors, agents, and representatives of Seller and its Affiliates, the direct and indirect officers, directors, managers, employees, contractors, agents, and representatives of the Ballengee Family Office, but excluding the Seller and any person that directly, or indirectly through one or more intermediaries, is controlled by the Seller; and further provided, that notwithstanding the foregoing, the following persons shall be deemed not to be Affiliates of the Buyer or its other Affiliates for any purposes: (D) Vivakor, and its Affiliates, the direct and indirect Affiliates, members, partners, shareholders, and subsidiaries thereof.

Section 3.12 Books and Records. The minute books of each Company, all of which are in the possession of such Company and have been made available to Buyer, are complete and correct and contain accurate and complete records of all meetings and actions taken by written consent of the sole member, and no meeting, or action taken by written consent, of such member has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.13 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.14 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of James Ballengee, after due inquiry.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Louisiana. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

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Section 4.02 No Conflicts; Consents. Except as set forth in Section 4.02 of the Disclosure Schedules, the execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, company agreement, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective directors, managers, shareholder, partners, members, officers, employees, consultants, financial advisors, counsel, accountants, and other agents (collectively, “Representatives”) to hold, in confidence any and all information, in any form, concerning each Company (including this Agreement), except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation; or (c) which Seller is lawfully required to disclose in filings with the U.S. Securities and Exchange Commission or under the applicable rules of The Nasdaq Capital Market. If Seller or any of its Affiliates or their respective Representatives are otherwise compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Further Assurances. Following the Closing, each Party shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

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ARTICLE VI
Tax Matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to a Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or a Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of such Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by a Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon a Company shall be terminated as of the Closing Date. After such date none of each Company, Seller, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification.

(a) Solely with respect to all federal Tax, Seller shall indemnify each Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost, or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in this ARTICLE VI; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in this ARTICLE VI; (c) all Taxes of such Company or relating to the business of such Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or

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unitary group of which such Company (or any predecessor of such Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on such Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of a Company that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or such Company. For purposes of this Agreement, a “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(b) Solely with respect to all state and local Tax, Buyer shall indemnify each Seller and each Seller Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any Losses attributable to any Company; (b) all Taxes of such Company or relating to the business of such Company for all Pre-Closing Tax Periods (as defined below); (c) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which such Company (or any predecessor of such Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (d) any and all Taxes of any Person imposed on such Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Buyer shall reimburse Seller for any Taxes of a Company that are the responsibility of Buyer pursuant to this Section 6.04(a) within ten business days after payment of such Taxes by Seller or such Company.

Section 6.05 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of each Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of each Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06 Tax Treatment. Seller and Buyer agree that the transaction contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Buyer of the assets of each Company.

Section 6.07 Tax Allocation. Seller and Buyer agree that the Final Purchase Price shall be allocated among the assets of each Company for U.S. federal and applicable state and local income tax purposes in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder.1

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days.

[1]	NTD—Buyer and Seller to confirm tax treatment.

Membership Interest Purchase Agreement	Page 11

Section 6.09 No Other Representations; Non-Reliance. Buyer (for itself and on behalf of its Affiliates (including, following the Closing, the Buyer Indemnitees) and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns) has conducted an independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Companies, and Buyer, its Affiliates and their advisors and Representatives have had access to the personnel, properties, premises and records of the Seller and the Companies for such purpose. In entering into this Agreement, Buyer stipulates and agrees that they have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, any Company, or Seller’s employees, directors, managers, equityholders, officers, Representatives or any other Person other than the representations and warranties specifically set forth in this Agreement in (in each case, as modified by the Disclosure Schedules and the Vivakor SEC Filings) and: (a) specifically acknowledges that no Company nor Seller or any other Person is making and has not made any other representation or warranty, expressed or implied, at law or in equity, in respect of Seller, any Company or any Company’s businesses, assets, risks and other incidents of the Company, Liabilities, operations, prospects or condition (financial or otherwise) including with respect to merchantability or fitness for any particular purpose of any assets and whether either Company possess sufficient real property or personal property to operate their businesses, the prospects of the business, the nature or extent of any Liabilities, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Companies furnished to Buyer or its Affiliates or their advisors or Representatives or made available to Buyer, its Affiliates or their advisors or Representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby; (b) specifically disclaims any obligation or duty by any Company, Seller or any of their Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE III; and (c) specifically acknowledges Buyer is entering into this Agreement and acquiring the Companies subject only to the specific representations and warranties specifically set forth in this Agreement in ARTICLE III.

ARTICLE VII
Indemnification

Section 7.01 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates (including each Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents, including claims for Fraud; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents.

Section 7.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents, including claims for Fraud;

Membership Interest Purchase Agreement	Page 12

(b) excluding such matters as Seller is required to indemnify Buyer Indemnitees for pursuant to Section 7.01, any action, suit, claim, proceeding, damages, fines, fees, penalties, reasonable attorneys’ fees, and costs of court arising out of or relating to the obligations or operations of each Company;

(c) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04 Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, however, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.13, Section 4.01, and Section 4.04 shall survive indefinitely; and (b) ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days. Subject to ARTICLE VI, all covenants and agreements of the Parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of each Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in ARTICLE III hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 7.06 Exclusive Remedies.

(a) Subject to this ARTICLE VI, the Parties acknowledge and agree that, from and after Closing, their sole and exclusive remedy with respect to any and all claims, losses, or damages for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (including claims for Fraud), shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. The Parties stipulate and agree that all damages suffered by one Party or another hereunder as a result of any breach of this Agreement, including claims for Fraud, shall be paid in Series A Stock, as limited by the terms of this Agreement.

Membership Interest Purchase Agreement	Page 13

(b) Each of the Parties acknowledge that, subject to any rights they may have hereunder to seek and obtain specific performance or other express injunctive remedies, following the Closing, the payment of Series A Stock, as limited by the terms of this Agreement, shall be adequate compensation for the breach of any representation, warranty, covenant, obligation or agreement contained herein or for any other claim arising in connection with or with respect to the Transactions. As such, each of the Parties waive any right to rescind this Agreement or any of the Transactions subsequent to the Closing.

ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Vivakor Transportation, LLC 5220 Spring Valley Rd. Suite 500 Dallas, Texas 75254 E-mail: rshelton@vivakor.com Attention: Russ Shelton

If to Buyer:	Jorgan Development, LLC 5220 Spring Valley Rd. Suite 520 Dallas, Texas 75254 E-mail: jballengee@ballengeeholdings.com Attention: James Ballengee

with a copy to:	Brown Fox PLLC 8111 Preston Rd Suite 300 Dallas, Texas 75225 E-mail: sam@brownfoxlaw.com Attention: Sam Fubara

Membership Interest Purchase Agreement	Page 14

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Texas in each case located in the City of Dallas and County of Dallas, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Membership Interest Purchase Agreement	Page 15

Section 8.10 Company Privilege. Each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, the attorney-client privilege arising from communications prior to the Closing between any one or more of the Seller Indemnitees and the Sellers and the Companies (which, for the avoidance of doubt, includes for purposes hereof any Representatives of the Sellers and the Companies), on the one hand, and their attorneys, on the other hand, to the extent relating to the negotiation, documentation and consummation of this Agreement or the Transaction Documents, shall be excluded from all property, rights, privileges, powers, franchises, and other interests held by any Buyer Indemnitees, that such attorney-client privilege shall be deemed held solely by the Seller Indemnitees, and that no Seller Indemnitee shall have any right to assert, waive, or otherwise alter any such attorney-client privilege at any time after the Closing. All communications between the Seller Indemnitees or the Companies, on the one hand, and their attorneys, on the other hand, relating to the negotiation, documentation, and consummation of this Agreement and the Transaction Documents shall be deemed to be privileged and to belong solely to the Seller Indemnitees (and not Buyer Indemnitees). The Buyer Indemnitees, to the fullest extent allowed by Law, agree that no waiver of any privilege or right of the Seller Indemnitees is intended or will be claimed by any Buyer Indemnitees as a result of any communications, files, records, or other documents being maintained within the records or files, of any Companies or otherwise in any Buyer Indemnitees’ possession or control.

[signature page follows]

Membership Interest Purchase Agreement	Page 16

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:

Vivakor Transportation, LLC

By:	Vivakor Administration, LLC,
its Manager

By
Name:	Jeremy Gamboa
Title:	President, Logistics Division

Buyer:

Jorgan Development, LLC

By
Name:	James H. Ballengee
Title:	Manager

Membership Interest Purchase Agreement	Signature Page

Exhibit A

“Action” or “Actions” means all claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity.

“Fraud” means a claim for Texas common law fraud with an actual and specific intent to deceive based on the making of a representation or warranty contained in ARTICLE III by the Seller or ARTICLE IV by Buyer. For the avoidance of doubt, “Fraud” does not include (a) any claim for equitable or constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence (including gross negligence) or recklessness, or (b) grossly negligent or negligent misrepresentation or omission or knowledge of the fact that the person making such representation or warranty does not have sufficient information to make the statement contained in the representation and warranty set forth herein but which is nevertheless made as a matter of contractual risk allocation between the Parties.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Permit” or “Permits” mean all permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Tax” or “Taxes” means all (a) taxes, fees, levies, imposts, customs, duties and other like government assessments and charges in the nature of taxes imposed by any Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax) and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection therewith.

“Tax Return” means all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund).

“Taxing Authority” means any Governmental Authority having jurisdiction over the administration, assessment, determination, collection or imposition of any Tax.

Membership Interest Purchase Agreement	Exhibit A-1

Exhibit B

The Assignment

[See attached.]

Membership Interest Purchase Agreement	Exhibit B-1

ASSIGNMENT OF MEMBERSHIP INTEREST

This ASSIGNMENT OF MEMBER INTEREST (this “Assignment”) dated effective July 30, 2025 (the “Effective Date”) is by and between VIVAKOR TRANSPORTATION, LLC, a Texas limited liability company (“Assignor”), and JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company (“Assignee”). Assignor and Assignee may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Assignor is vested with all of the right, title and interest in and to all of the issued and outstanding limited liability company member interest in and to (a) MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company, and (b) EQUIPMENT TRANSPORT, LLC, a Pennsylvania limited liability company (collectively, the “Companies”);

WHEREAS, Assignor and Assignee have executed and entered into that certain Membership Interest Purchase Agreement of even date herewith, contemplating the purchase and sale of the Companies, among other matters (the “MIPA”);

WHEREAS, pursuant to and in accordance with the MIPA, Assignor desires to assign to Assignee, and Assignee desires to accept and assume, all of the issued and outstanding limited liability company membership interest in and to the Companies (the “Membership Interest”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment and Assumption of the Membership Interests. Assignor does hereby BARGAIN, SELL, ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER to Assignee all of Assignor’s right, title and interest in and to the Membership Interest in and to each of the Companies. Assignee hereby ACCEPTS and ASSUMES the Membership Interest, and all rights, benefits, duties and obligations thereof, free and clear of all liens and encumbrances other than restrictions imposed on sales of securities under applicable laws.

2. MIPA. Notwithstanding anything contained herein to the contrary, this Assignment is made and delivered expressly SUBJECT TO all of the terms, provisions and conditions contained in the MIPA for all purposes. In the event of a conflict or inconsistency between the terms of this Assignment and the MIPA, the terms of the MIPA shall control.

3. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

4. Assignment; Third-Party Beneficiaries. This Assignment shall not be assignable by either Party without the prior written consent of the other Party and any attempt to assign this Assignment without such consent shall be void and of no effect. Nothing in this Assignment, expressed or implied, is intended or shall be construed to confer upon any person other than the Parties and their successors and assigns permitted by this Section 5 any right, remedy or claim under or by reason of this Assignment.

Membership Interest Purchase Agreement	Exhibit B-2

5. Amendment; Waivers, etc. No amendment, modification or discharge of this Assignment, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The failure of either Party hereto to exercise any rights or privileges hereunder shall not be construed as a waiver of any such rights or privileges hereunder. The rights and remedies herein provided are cumulative and, except as otherwise expressly provided in this Assignment, none is exclusive of any other or of any rights or remedies that a Party may otherwise have at law or in equity.

6. Governing Law. This Assignment, and all claims and causes of action, whether in contract, tort or otherwise, that may arise out of, be based upon, or relate to this Assignment or the Member Interest in any way, manner or means, shall be construed and enforced in accordance with and governed by the laws of the state set forth in the MIPA. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS ASSIGNMENT.

7. Entire Agreement. This Assignment and the MIPA (and the agreements contemplated by the MIPA) constitute the entire agreement of the Parties to this Assignment with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

8. Severability. Whenever possible, each provision or portion of any provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision or portion of any provision of this Assignment is held to be invalid, illegal or unenforceable in any respect under any applicable law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Assignment shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

9. Counterparts. This Assignment may be executed in multiple counterparts, including multiple signature pages, each of which shall be an original, with the same effect as if the signature hereto were upon the same instrument, whether by means of electronic, facsimile, physical delivery or other method of transmission.

[Signature Page to Follow]

Membership Interest Purchase Agreement	Exhibit B-3

IN WITNESS WHEREOF, the duly-authorized representatives of the Parties have executed and entered into this Assignment to be effective as of the Effective Date.

ASSIGNOR:

VIVAKOR TRANSPORTATION, LLC,
a Texas limited liability company

By:	VIVAKOR ADMINISTRATION, LLC, a Texas limited liability company, its Manager

By:
Name:	Jeremy Gamboa
Title:	President, Logistics Division

ASSIGNEE:

JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

Membership Interest Purchase Agreement	Exhibit B-4

Exhibit C

The TSA

[See attached.]

Membership Interest Purchase Agreement	Exhibit C-1

FIRST AMENDED AND RESTATED

TRANSITION SERVICES AGREEMENT

This FIRST AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated effective July 30, 2025 (the “Effective Date”) is by and between BALLENGEE HOLDINGS, LLC, a Texas limited liability company (“Service Provider”), and VIVAKOR ADMINISTRATION, LLC, a Texas limited liability company whose address (“Service Recipient”). Service Provider and Service Recipient may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties previously executed and entered into that certain Transition Services Agreement dated effective October 1, 2024 (the “Original TSA”) in connection with the previously-consummated purchase by Vivakor, Inc. of certain business entities then-affiliated with Service Provider, as further set forth in the Original TSA;

WHEREAS, in connection with additional transactions by and between affiliates under common control of the Parties, the Parties desire to amend and restate the Original TSA as set forth herein;

WHEREAS, the Parties are affiliates of entities that recently consummated the transactions contemplated by that certain Membership Interest Purchase Agreement dated July 30, 2025, by and between Vivakor Transportation, LLC, as Seller, and Jorgan Development, LLC, as Purchaser (the “New MIPA”);

WHEREAS, in order to better facilitate the transactions contemplated by the New MIPA and ensure a smooth transition of certain operations, the Parties have agreed to execute and enter into this Agreement;

NOW THEREFORE, in consideration of the mutual covenants, terms and provisions hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Services provided by Service Provider. During the Term of this Agreement, subject to the conditions set forth herein, Service Provider shall provide accounting, audit, compliance, crude oil marketing, financial analysis, invoicing support, inventory accounting, contract management, and consulting-related services to Service Recipient reasonably requested by Service Recipient in connection with the transactions contemplated by the New MIPA, and the business units and entities that are the subject thereof (the “Services”). The Services shall be performed in a commercially reasonable manner, in accordance with its respective past practices and standards for the provision of such Services, by employees of Service Provider or its Affiliates.

2. Limited Services provided by Service Recipient. During the Term of this Agreement, Service Recipient shall provide fleet management, certificated motor vehicle title support and management services, inventory accounting services, permitting and regulatory services, services related to commercial tractor and trailer sales, and certain services ancillary thereto, in each case, at no cost to Service Provider, with no reimbursement requirement therefor, and in consideration of the Services. Such services shall be performed in a commercially reasonable manner, in accordance with its respective current practices and standards for the provision of such services, by employees of Service Recipient.

Membership Interest Purchase Agreement	Exhibit C-2

3. Term and Termination. This Agreement shall be in force and effect until the earlier to occur of (a) termination upon the occurrence of an Event of Default and (b) the provision of thirty (30) days advance written notice of termination by one Party hereunder to the other Party (the “Term”). “Event of Default” means a material breach or default of this Agreement by one Party, which remains uncured after having received ten (10) days advance written notice of the same.

4. Cost of Services and Reimbursement.

(a)	Service Recipient shall reimburse Service Provider for all direct and/or allocated costs and expenses incurred by such Service Provider in connection with the provision of the Services;

(b)	Service Recipient shall reimburse the Service Provider for all direct and/or allocated costs and expenses incurred by such Service Provider in connection with the provision of the Services, in each case, including:

(i)	the portion of the salaries, wages, bonuses or commissions (including payroll and withholding taxes associated therewith) of employees of the Service Provider allocated in good faith by Service Provider in proportion to the amount of such employee’s working time devoted to the provision of Services to such Party and on the basis of the reasonable allocation methodologies of Service Provider as in effect from time to time;

(ii)	the portion of any costs of employee benefits relating to employees of the Service Provider, including 401(k), pension, bonuses and health insurance benefits, allocated in good faith by Service Provider in proportion to the amount of such employee’s working time devoted to the provision of Services to Service Recipient, as applicable, and on the basis of the reasonable allocation methodologies of Service Provider as in effect from time to time;

(iii)	any expenses incurred or payments made by the Service Provider for shared facilities and services, including lease payments for corporate offices and insurance coverage with respect to the business of the Parties;

(iv)	all sales, use, employment, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the Services; and

(v)	the costs and expenses incurred to obtain and maintain contracts, licenses, properties, goods and other assets of the Service Recipient that is used for the performance of Services on behalf of such Party.

Membership Interest Purchase Agreement	Exhibit C-3

(c)	Service Provider shall invoice Service Recipient for the above-identified costs and expenses on a monthly basis. Undisputed amounts shall be due and payable on a net thirty (30) day basis from receipt of such invoice.

5. Books and Records. Service Provider shall keep and maintain books and records relating to the Services and reasonable supporting documentation of all charges and expenses incurred in connection with the operation of Service Recipient’s crude oil marketing business (collectively, the “Books and Records”). Service Provider will maintain and retain Books and Records in accordance with its respective past practices and standards for the provision of such Services. The Books and Records shall be made available upon request during the Term of this Agreement and for a period of one (1) calendar year thereafter.

6. Limitations on Liability; Authority. In the absence of gross negligence or willful misconduct, neither Party shall be liable to the other Party for any losses, damages or adverse consequences of any nature whatsoever arising out of such Party’s performance or failure to perform the services contemplated under this Agreement. In no event shall either Party be liable to the other Party for indirect, special, consequential, including without limitation business interruption, or incidental damages, including without limitation loss of profits or damage to or loss or use of any crude oil. Employees of Service Provider or its Affiliates shall have no authority to bind Service Recipient, or any of their Affiliates, to any obligation in performance of the Services.

7. Confidentiality. Each Party shall keep confidential all Confidential Information that the other Party has disclosed or may hereafter disclose directly or indirectly to it as a result of or in the course of performance of this Agreement. Such Party shall use such Confidential Information only as necessary to perform this Agreement, and shall not disclose to third parties, duplicate or use in any other manner any part of such Confidential Information without the prior written consent of the other Party, except to the extent that either Party can show that such information: (a) is generally available to and known by the public through no fault of such Party, any of its Affiliates or their respective agents or representatives; or (b) is lawfully acquired by such Party, any of its Affiliates or their respective agents or representatives, from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If either Party or any of their respective Affiliates are compelled to disclose any information by judicial or administrative process or by other requirements of applicable law, including in connection with litigation, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information that such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party will use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurances that confidential treatment will be accorded such Confidential Information. For purposes of this Agreement, “Confidential Information” means all information, financials, credit information, scheduling information, customer lists, prices, instructions, procedures, standards, contract rates, specifications, volumes, and identities of third parties which one Party has disclosed or may hereafter disclose directly or indirectly to it as a result of or in the course of performance of this Agreement. For purposes of this Agreement, “Affiliate” means, with respect to any Party, (i) any party directly or indirectly controlling, controlled by or under common control with such Party, (ii) any officer or director of such Party, or (iii) any party who is an officer or director of any party described in clause (i) of this definition; provided, however, that notwithstanding the foregoing, the following persons shall be deemed not to be Affiliates of the Service Recipient or its other Affiliates for any purposes: (A) Jorgan Development, LLC, a Louisiana limited liability company, JBAH Holdings, LLC, a Texas limited liability company, or Ballengee Holdings, LLC, a Texas limited liability company (the “Ballengee Family Office”), and (B) except for Vivakor, Inc., a Nevada corporation, and its Affiliates, the direct and indirect Affiliates, members, partners, shareholders, subsidiaries, and portfolio companies (including any predecessor or successor thereof) of the Ballengee Family Office, and (C) except for employees, officers, directors, agents, and representatives of Service Recipient, the direct and indirect officers, directors, managers, employees, contractors, agents, and representatives of the Ballengee Family Office, but excluding the Service Recipient and any person that directly, or indirectly through one or more intermediaries, is controlled by the Service Recipient.

Membership Interest Purchase Agreement	Exhibit C-4

8. Common Interest. Service Provider and Service Recipient acknowledge that they are acting and working together in a common interest to facilitate the transactions contemplated by the New MIPA and the Original TSA. Accordingly, Service Provider and Service Recipient acknowledge that certain information may be exchanged that constitutes privileged and confidential attorney-client communications and/or privileged and confidential attorney-client work product. Service Provider and Service Recipient acknowledge and agree that all such communications by and between Service Provider and Service Recipient, on the one hand, and their attorneys, on the other, with relation to Service Recipient’s going concern crude oil marketing business, constitute confidential communications for the purpose of the rendition of professional legal services to either Service Provider and/or Service Recipient, are intended not to be disclosed to third parties, are protected by attorney-client or attorney-work product privilege, and are deemed by the Parties to be Confidential Information hereunder.

9. Miscellaneous.

(a)	Notices. Any notice, invoice or other communication required or desired to be given to either Party hereunder shall be in writing and sent by United States mail, postage prepaid, or sent by facsimile transmission, addressed as follows, except that either Party may change its address by giving written notice to the other Party:

Vivakor Administration, LLC Attn: Pat Knapp 5220 Spring Valley Rd., Ste. 500 Dallas, TX 75254 email pknapp@vivakor.com	Ballengee Holdings, LLC Attn: James Ballengee 5220 Spring Valley Rd., Ste. 520 Dallas, TX 75254 email jballengee@ballengeeholdings.com

(b)	Relationship. In the performance of this Agreement, neither Party shall be under the other Party’s direction or control as to the persons engaged by that Party to assist in said performance, or as to the means and methods employed by such Party in accomplishing said performance. All employees, agents or other representatives engaged by one Party in connection with the performance of this Agreement will be of that Party’s own selection, for that Party’s own account and own expense. The terms of the employee relationships of each Party, including hours, wages and/or salaries shall be under that Party’s exclusive control and direction at all times. It is further understood and agreed that the Parties for all purposes shall be considered independent contractors and fully and exclusively liable for the payment of any and all taxes now or hereafter imposed by any governmental authority which are measured by wages, salaries, commissions or otherwise paid to persons in its employ.

Membership Interest Purchase Agreement	Exhibit C-5

(c)	Assignment. Neither Party may assign this assign, mortgage or encumber this Agreement or sublet or delegate its rights in and to this Agreement. Any assignment, transfer, delegation, mortgage or sublease of this Agreement without the prior written consent of the other Party shall be null, void and of no effect.

(d)	Entire Agreement. This Agreement constitutes the entire and complete agreement of the Parties with respect to the subject matter contemplated herein. No amendments or modifications of any of the terms or provisions of this Agreement shall be binding on the other Party unless in writing and signed by both Parties.

(e)	Counterparts. This Agreement, and any amendments and modifications hereto, may be executed and delivered in multiple counterparts, including multiple signature pages, each of which shall be deemed an original. For purposes of this Agreement, a “writing” includes electronic, facsimile and postal communication.

(f)	Headings. All section, subsection and article headings and titles contained in this Agreement are for convenience only and shall not be construed to have any effect or meaning with regard to the construction of this Agreement.

(g)	Waiver. No waiver by any Party of any one or more defaults of the other Party in the performance of this Agreement shall operate or be construed as a waiver of any other or future default or defaults, whether of a like or different character.

(h)	Severability. Any provision declared or rendered unlawful by a court or governmental agency of competent jurisdiction, or deemed unlawful as a result of a statutory change, shall not otherwise affect the validity of the remaining lawful obligations that arise under this Agreement.

(i)	Law and Venue. This Agreement shall be governed by, construed and performed pursuant to the laws of the State of Texas, without regard to its rules and principles regarding conflicts of law. The Parties hereby consent, agree and waive all objections that venue for any dispute hereunder shall be in a court of competent jurisdiction located in DALLAS COUNTY, TEXAS.

(j)	Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH REGARD TO THE SERVICES CONTEMPLATED IN THIS AGREEMENT.

[Signature page follows.]

Membership Interest Purchase Agreement	Exhibit C-6

[The remainder of this page is intentionally blank.]

Membership Interest Purchase Agreement	Exhibit C-7

IN WITNESS WHEREOF, the Parties have executed and entered into this Agreement to be effective as of the Effective Date.

SERVICE RECIPIENT:	SERVICE PROVIDER:

VIVAKOR ADMINISTRATION, LLC, a Texas limited liability company	BALLENGEE HOLDINGS, LLC, a Texas limited liability company

By:	By:
Name:	Name:	James H. Ballengee
Title:	Title:	Manager

Membership Interest Purchase Agreement	Exhibit C-8

Exhibit D

The Release

[See attached.]

Membership Interest Purchase Agreement	Exhibit D-1

RELEASE AND WAIVER AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”), dated as of July 30, 2025, is made by and among Vivakor, Inc. (“Vivakor”) and Jorgan Development, LLC (“Jorgan”) and JBAH Holdings, LLC, (“JBAH” and, together Jorgan, the “Seller Parties”, and each individually a “Seller Party”). Vivakor and Seller Parties are herein referred to collectively as the “Parties” and each, individually, as a “Party”. Capitalized terms used but not defined herein have the meanings ascribed to them in the Meridian MIPA (as hereinafter defined).

RECITALS

WHEREAS, contemporaneous herewith, Vivakor Transportation, LLC, an affiliate of Vivakor, intends to execute and enter into a Membership Interest Purchase Agreement of even date herewith (the “Meridian MIPA”) with Jorgan, as Buyer, for the purchase and sale of Meridian Equipment Leasing, LLC, a Texas limited liability company, and Equipment Transport, LLC, a Pennsylvania limited liability company (the “Companies”);

WHEREAS, Vivakor is party to that certain Membership Interest Purchase Agreement by and between Vivakor and the Seller Parties dated effective March 21, 2024 (the “Endeavor Entities MIPA”), for the purchase and sale of the Companies, Endeavor Crude, LLC, a Texas limited liability company, and Silver Fuels Processing, LLC, a Texas limited liability company;

WHEREAS, in connection with the transactions contemplated by the Meridian MIPA, Vivakor and Seller Parties desire to release each other from all obligations pursuant to the Endeavor Entities MIPA with respect to the Companies;

WHEREAS, as a material inducement to enter into the Meridian MIPA, the Parties have agreed to execute and deliver this Agreement.

NOW THEREFORE, in consideration for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

AGREEMENT

1. Release by Seller Parties. Effective as of Closing:

a. Each Seller Party, for itself and on behalf of such Seller Party’s Seller Releasing Parties, does hereby finally, unconditionally, irrevocably, and absolutely release, acquit, remise, and forever discharge Vivakor, its Affiliates and each of its and their respective past, present, and future equityholders, directors, officers, partners, managers, members, employees, counsel, agents, representatives, contractors, and subcontractors, and each of their respective successors and assigns (individually, a “Vivakor Releasee” and, collectively, the “Vivakor Releasees”) from any and all accounts, agreements, avoidance actions, bills, bonds, causes, causes of action, charges, claims, complaints, contracts, controversies, costs, counterclaims, damages, debts, demands, equitable proceedings, executions, expenses, legal proceedings, liabilities, losses, matters, objections, obligations, orders, proceedings, reckonings, remedies, rights, setoffs, suits, sums of money, of any kind, at common law, statutory or otherwise, whether known or unknown, whether matured or unmatured, whether absolute or contingent, whether direct or derivative, whether suspected or unsuspected, whether liquidated or unliquidated (including, but not limited to, breach of contract, breach of duty of care, concealment, conflicts of interest, control, course of conduct or dealing, debt recharacterization, deceptive trade practices, deepening insolvency, defamation, disclosure, duress, economic duress, equitable subordination, fraudulent conveyance, fraudulent transfer, gross negligence, insolvency law violations, interference with contractual and business relationships, misuse of insider information, negligence, breach of obligation of fair dealing, breach of obligation of good faith and fair dealing, preference, secrecy, securities and antitrust laws violations, substantive consolidation, tying arrangements, unconscionability, usury, violations of statutes and regulations of governmental entities, instrumentalities and agencies, wrongful recoupment or

Membership Interest Purchase Agreement	Exhibit D-2

setoff, or any tort, whether common law, statutory or in equity, and including as a result of, or in relation to, any negligence of any Vivakor Releasee) (each, a “Claim,” and collectively, the “Claims”) arising out of or relating to Companies and the Endeavor Entities MIPA, including, but not limited to, any rights to indemnification, reimbursement, or compensation from any Vivakor Releasee, whether pursuant to any contracts, law, arrangement, commitment, undertaking or otherwise whether written or oral and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that the foregoing shall not be construed to release any Claim a Seller Party or any other Seller Party Releasee has or may have (v) relating to matters to the extent occurring following the Closing, (w) under the express terms of the Meridian MIPA or any other agreement or certificate contemplated by the Meridian MIPA, (x) against a Seller Party or any other Seller Releasing Party or its Affiliates, (y) any obligation of a Vivakor Releasee to indemnify James Ballengee in his capacity as current or former director, officer, partner, manager, member, or shareholder thereof, or (z) arising under the express terms of the documents described on Exhibit A attached hereto and made a party hereof (the “Pre-Closing Documents”).

b. Each Seller Party, severally and not jointly, hereby irrevocably waives and covenants and agrees to forbear and refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced or instituted, any legal, arbitral or equitable proceeding of any kind (whether actual, asserted or prospective) against any Vivakor Releasee, based upon any matter released or purported to be released pursuant to this Agreement (subject to the proviso in clause (a) of Section 1 above).

2. Release by Vivakor. Effective as of Closing:

a. Vivakor, for itself and on behalf of the Vivakor Releasees, does hereby finally, unconditionally, irrevocably, and absolutely release, acquit, remise, and forever discharge each Seller Party, its Affiliates and each of its and their respective past, present, and future equityholders, directors, officers, partners, managers, members, employees, counsel, agents, representatives, contractors, and subcontractors, and each of their respective successors and assigns (individually, a “Seller Party Releasee” and, collectively, the “Seller Party Releasees”, together with the Vivakor Releasees, the “Releasees”) from any and all covenants and Claims arising out of or relating to the Companies and the Endeavor Entities MIPA, including, but not limited to, any rights to indemnification, reimbursement, or compensation from any Seller Party Releasee, whether pursuant to any contracts, law, arrangement, commitment, undertaking or otherwise whether written or oral and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that the foregoing shall not be construed to release any Claim Vivakor or any other Vivakor Releasing Party has or may have (w) relating to matters to the extent occurring following the Closing, (x) under the express terms of the Meridian MIPA, (y) arising under the express terms of the Pre-Closing Documents.

b. Vivakor hereby irrevocably waives and covenants and agrees to forbear and refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced or instituted, any legal, arbitral or equitable proceeding of any kind (whether actual, asserted or prospective) against any Seller Party Releasee, based upon any matter released or purported to be released pursuant to this Agreement (subject to the proviso in clause (a) of Section 2 above).

3. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect in any jurisdiction under any applicable Law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

Membership Interest Purchase Agreement	Exhibit D-3

4. Successors and Assigns; Third Party Beneficiaries. The obligations of any Party under this Agreement may not be assigned without the prior written consent of the other Party, and any purported assignment in violation of the foregoing shall be void ab initio. Subject to the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Parties, the Releasees, and their respective successors and permitted assigns any right, remedy, or claim under or by reason of this Agreement.

5. Governing Law.

a. Without regard to principles of conflicts of law, this Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be construed and enforced in accordance with and governed by the laws of the State of Nevada, without regard to its rules or principles of conflict of laws.

b. The Parties hereby irrevocably submit to the exclusive jurisdiction of the federal courts located in Dallas County, State of Texas, for the purposes of any legal suit, action, proceeding, or dispute (each, a “Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such courts), so long as such court shall have subject matter jurisdiction over such Proceeding. The Parties further agree that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 12 shall be effective service of process for any Proceeding in Texas with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such Proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

c. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6. Specific Performance; Remedies. Each Party acknowledges and agrees that the Vivakor Releasees or Seller Party Releasees, as applicable (the “Other Party’s Releasees”), would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the Other Party’s Releasees shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the requirement of posting bond or other form of security, in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over such Party and any of the Other Party’s Releasees, in addition to any other remedy to which it may be entitled, at law or in equity. The remedies contemplated herein are in addition to, and not in lieu of, any remedies available at law or in equity and, accordingly, all such remedies are cumulative and not exclusive. No exercise of any remedy hereunder, at law or in equity shall be deemed an election of remedies.

Membership Interest Purchase Agreement	Exhibit D-4

7. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations or warranties, written or oral, with respect thereto by or among the Parties.

8. Further Actions. Each Party hereto agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

9. Knowing and Voluntary Waiver. Each Party, by its respective free and voluntary act of signing below, (a) acknowledges that it has been given appropriate time to consider whether to agree to the terms contained herein, (b) acknowledges that it has been advised to consult with an attorney and has consulted with an attorney prior to executing this Agreement, (c) acknowledges that it understands that this Agreement specifically releases and waives many rights and Claims that it may have, and (d) agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party based on the fact that such Party may have drafted such terms or provisions.

10. Interpretation. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties, which is an express third party beneficiary of this Agreement. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. References to a Person are also to its successors and/or permitted assigns, if any. Unless specifically provided for herein, the term “or” shall not be deemed to be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. When used in this Agreement, the word “either” shall be deemed to mean “one or the other”, not “both”. All references herein to “dollars” or “$” are to the lawful currency of the United States. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement. “Seller Releasing Parties” means, with respect to an applicable Seller Party, such Seller Party’s former, current or future parents, subsidiaries, divisions and Affiliates (including, without limitation, controlling persons) and each of their respective former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, equityholders, employees, financing sources, insurers, subrogees, principals, and any successors or assigns of any said Person, and any other Person claiming (now or in the future) for such Seller Party, through or on behalf of such Seller Party. “Vivakor Releasing Parties” means, with respect to Vivakor, Vivakor’s former, current or future parents, subsidiaries, divisions and Affiliates (including, without limitation, controlling persons) and each of their respective former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, equityholders, employees, financing sources, insurers, subrogees, principals, and any successors or assigns of any said Person, and any other Person claiming (now or in the future) for Vivakor, through or on behalf of Vivakor.

11. Survival. The representations, warranties, covenants and agreements of the Parties shall survive the execution and delivery of this Agreement.

Membership Interest Purchase Agreement	Exhibit D-5

12. Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller Parties:

Jorgan Development, LLC; JBAH Holdings, LLC
5220 Spring Valley Rd., Suite 520
Dallas, Texas 75254
Attn: James Ballengee
Email: jballengee@ballengeeholdings.com

With copies (which shall not constitute notice) to:

Brown Fox PLLC
8111 Preston Rd, Suite 300
Dallas, TX 75225
Attn: Sam Fubara
Email: sam@brownfoxlaw.com

If to Vivakor:

Vivakor, Inc.
5220 Spring Valley Rd., Ste. 500
Dallas, TX 75254
Attn: Pat Knapp
Email: pknapp@vivakor.com

Each Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

[Signature pages follow.]

Membership Interest Purchase Agreement	Exhibit D-6

[The remainder of this page is intentionally blank.]

Membership Interest Purchase Agreement	Exhibit D-7

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

SELLER PARTIES:

JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

JBAH HOLDINGS, LLC, a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

VIVAKOR:

VIVAKOR, INC., a Nevada corporation

By:
Name:
Title:

Membership Interest Purchase Agreement	Exhibit D-8

EXHIBIT A

1.	Assignment and Assumption of Contracts dated July 29, 2025, by and between White Claw Crude, LLC, as Assignor, and Jorgan, as Assignee, together with each contract assigned pursuant to such instrument.

2.	Commercial Net Lease for the MEL Pearsall Yard dated July 29, 2025, by and between Meridian Equipment Leasing, LLC, as Landlord, and Gonzales Oilfield Truck & Equipment, LLC, as Tenant.

3.	Commercial Motor Vehicle Sublease dated July 29, 2025, by and between Meridian Equipment Leasing, LLC, as Sublessor, and Gonzales Oilfield Truck & Equipment, LLC, as Sublessee.

4.	Promissory Note dated July 29, 2025, made by CPE Gathering Midcon, LLC, as Borrower, to the order of Meridian Equipment Leasing, LLC, as Lender, in the original principal amount of $5,890,849.00 USD.

5.	Promissory Note dated July 29, 2025 made by Gonzales Oilfield Truck & Equipment, LLC, as Borrower, to the order of Meridian Equipment Leasing, LLC, as Lender, in the original principal amount of $1,606,696.00 USD.

6.	Promissory Note dated July 29, 2025, made by Silver Fuels Processing, LLC, as Borrower, to the order of Meridian Equipment Leasing, LLC, as Lender, in the original principal amount of $696,000.00 USD.

7.	Assignment and Assumption of Contracts dated July 29, 2025, by and between White Claw Crude, LLC, as Assignor, and Jorgan, as Assignee, together with each contract assigned pursuant to such instrument.

8.	Commercial Net Lease for the MEL Pearsall Yard dated July 29, 2025, by and between Meridian Equipment Leasing, LLC, as Landlord, and Gonzales Oilfield Truck & Equipment, LLC, as Tenant.

9.	Commercial Motor Vehicle Sublease dated July 29, 2025, by and between Meridian Equipment Leasing, LLC, as Sublessor, and Gonzales Oilfield Truck & Equipment, LLC, as Sublessee.

10.	Promissory Note dated July 29, 2025, made by CPE Gathering Midcon, LLC, as Borrower, to the order of Meridian Equipment Leasing, LLC, as Lender, in the original principal amount of $5,890,849.00 USD.

11.	Promissory Note dated July 29, 2025 made by Gonzales Oilfield Truck & Equipment, LLC, as Borrower, to the order of Meridian Equipment Leasing, LLC, as Lender, in the original principal amount of $1,606,696.00 USD.

12.	Promissory Note dated July 29, 2025, made by Silver Fuels Processing, LLC, as Borrower, to the order of Meridian Equipment Leasing, LLC, as Lender, in the original principal amount of $696,000.00 USD.

Membership Interest Purchase Agreement	Exhibit D-9

Exhibit E

The Netting Agreement

[See attached.]

Membership Interest Purchase Agreement	Exhibit E-1

SECOND AMENDED AND RESTATED

MASTER NETTING AGREEMENT

This SECOND AMENDED AND RESTATED MASTER NETTING AGREEMENT (this “Agreement”) dated effective as of July 30, 2025 (the “Effective Date”), is by and among JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company (“Jorgan”), JBAH Holdings, LLC, a Texas limited liability company (“JBAH”), BALLENGEE HOLDINGS, LLC, a Texas limited liability company (“BH”), HORIZON TRUCK & TRAILER, LLC, a Texas limited liability company (“Horizon”), SILVER FUELS DELHI, LLC, a Louisiana limited liability company (“SFD”), WHITE CLAW COLORADO CITY, LLC, a Texas limited liability company (“WCCC”), ENDEAVOR CRUDE, LLC, a Texas limited liability company (“Endeavor”), MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company (“MEL”), SILVER FUELS PROCESSING, LLC, a Texas limited liability company (“SFP”), WHITE CLAW CRUDE, LLC, a Texas limited liability company (“WCC”), CPE GATHERING MIDCON, LLC, a Delaware limited liability company (“Omega”), GONZALES OILFIELD TRUCK & EQUIPMENT, LLC, a Texas limited liability company (“GOTE”), and VIVAKOR, INC., a Nevada corporation (“Vivakor”). Each and every of the foregoing parties are hereby referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, on March 27, 2024, Jorgan, JBAH, and Vivakor entered into a Membership Interest Purchase Agreement whereby Vivakor agreed to purchase all of the issued and outstanding limited liability company membership interest in and to Endeavor, MEL, SFD, and Equipment Transport, LLC, a Pennsylvania limited liability company, and their respective subsidiaries (the “Prior Transaction”);

WHEREAS, in connection with the closing of the Prior Transaction, Jorgan, JBAH, Vivakor, Endeavor, SFD, WCCC, WCC, Horizon, and BH executed and entered into that certain First Amended and Restated Master Netting Agreement dated October 1, 2024 (collectively, the “Prior Agreement”);

WHEREAS, as of July 30, 2025, Jorgan and Vivakor Transportation, LLC, a Texas limited liability company have entered into that certain Membership Interest Purchase Agreement (the “MIPA”), contemplating the purchase and sale of MEL and Equipment Transport, LLC, a Pennsylvania limited liability company;

WHEREAS, the MIPA contemplates the execution and entering of this Agreement to amend and restate the Prior Agreement;

WHEREAS, in connection with the Prior Transaction and the closing of the MIPA, the Parties will be party to all those certain obligations owing to one another pursuant to the agreements set forth on Exhibit “A” hereto, as such may be amended, modified, restated, ratified, revived, and each and every extension, renewal, or modification of each and every such contract (each individually, a “Contract”, or collectively, “Contracts”), and wish to enter into this Agreement to update and ratify certain net-out obligations and procedures for the same pursuant to the Prior Agreement; and

NOW, THEREFORE, for the mutual promises and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Definitions. The following terms shall, when used herein, have the meaning set forth below:

“Affiliate(s)” means, with respect to any Party, any other party directly or indirectly controlling, controlled by or under common control with such Party.

Membership Interest Purchase Agreement	Exhibit E-2

“Aggregate Amount(s) Owed Buyer Group” has the meaning set forth in Section 3.

“Aggregate Amount(s) Owed Seller Group” has the meaning set forth in Section 3.

“Agreement” has the meaning set forth in the recitals.

“BH” has the meaning set forth in the recitals.

“Buyer Group” means Vivakor, SFD, WCCC, Endeavor, SFP, Omega, and GOTE.

“Change in Control” means (i) the acquisition by a third party or group of third parties of the beneficial ownership of a majority of then-outstanding voting securities or equity of a Party, provided that such third party or group of third parties are not (A) Affiliates of such Party nor (B) beneficial owners of a majority of then-outstanding voting securities or equity of such Party as of the Effective Date of this Agreement, (ii) the execution of a definitive agreement for, or the consummation of, a reorganization, merger, consolidation, sale or other disposition of all or a substantial portion of the assets of a Party, (iii) the approval by a Party’s management or beneficial owners of a complete liquidation or dissolution of such Party, or (iv) a merger or transfer or all or substantially all a Party’s assets to another entity and at the time of such merger or consolidation the merging, surviving, resulting or transferee entity fails to assume all obligations and covenants of this Agreement satisfactory to the Party which is not the subject of the merger or transfer, provided, however, that Vivakor’s transaction with Empire Diversified Energy, Inc., contemplated to occur in 2024, will not be deemed to constitute a Change in Control.

“Contract(s)” has the meaning set forth in the recitals.

“Defaulting Party” has the meaning set forth in Section 9.

“Early Termination Date” has the meaning set forth in Section 10.

“Endeavor” has the meaning set forth in the recitals.

“Event of Default” has the meaning set forth in Section 9.

“GOTE” has the meaning set forth in the recitals.

“Group(s)” means Seller Group and/or Buyer Group, individually or collectively, as context requires.

“Horizon” has the meaning set forth in the recitals.

“JBAH” has the meaning set forth in the recitals.

“Jorgan” has the meaning set forth in the recitals.

“MEL” has the meaning set forth in the recitals.

“MIPA” has the meaning set forth in the recitals.

“Net Settlement Amount” has the meaning set forth in Section 3.

Membership Interest Purchase Agreement	Exhibit E-3

“Non-Defaulting Group” has the meaning set forth in Section 10.

“Notes” means (i) that certain Secured Promissory Note dated August 1, 2022, made to the order of Jorgan by Vivakor, in the original principal amount of $28,377,641, and (ii) Secured Promissory Note dated August 1, 2022, made to the order of JBAH by Vivakor, in the original principal amount of $286,643.

“Omega” has the meaning set forth in the recitals.

“Party” or “Parties” has the meaning set forth in the recitals.

“Payment Date” has the meaning set forth in Section 6.

“Prior Agreement” has the meaning set forth in the recitals.

“Prior Transaction” has the meaning set forth in the recitals.

“Seller Group” means Jorgan, JBAH, WCC, MEL, BH, and Horizon.

“SFD” has the meaning set forth in the recitals.

“SFP” has the meaning set forth in the recitals.

“Vivakor” has the meaning set forth in the recitals.

“WCC” has the meaning set forth in the recitals.

“WCCC” has the meaning set forth in the recitals.

2. This Agreement supplements the payment and invoicing provisions of all Contracts between the Parties and their Affiliates. It is understood and agreed by the Parties that the Contracts shall be and hereby are subject to the terms of this Agreement. Except as specifically set forth herein, nothing within this Agreement shall be construed to amend, modify, or cancel any part of all of any Contract presently in effect between the Parties or their Affiliates. All other terms and conditions of said Contracts shall remain unchanged, in effect, and enforceable in accordance with their terms and provisions. In the event of any inconsistency between the terms of this Agreement and the terms of any Contract with respect to the payment or invoicing matters while this Agreement is in force and effect, the terms of this Agreement shall prevail.

3. All amounts owed to Seller Group by Buyer Group as a result of all Contracts during a given calendar month (the “Aggregate Amount(s) Owed Seller Group”) shall be netted against all amounts owed to Buyer Group by Seller Group as a result of all Contracts during the same calendar month (the “Aggregate Amount(s) Owed Buyer Group”), and the resulting net amount (the “Net Settlement Amount”) shall be payable either from Seller Group to Buyer Group (if the Aggregate Amount Owed Buyer Group exceeds the Aggregate Amount Owed Seller Group) or from Buyer Group to Seller Group (if the Aggregate Amount Owed Seller Group exceeds the Aggregate Amount Owed Buyer Group). Each month the Groups shall consult at least one (1) business day before Payment Date (as defined below) as to the total amount due each other for deliveries made pursuant to the Contracts in the preceding month, which deliveries shall be priced in accordance with the applicable Contracts. Each Group shall continue to invoice the other Group as applicable.

Membership Interest Purchase Agreement	Exhibit E-4

4. The Parties to each Contract shall attempt to reconcile any disputes as to any items contained on an invoice in a mutually agreeable manner. A Party may not refuse to participate in such process because of a disputed invoice. If any invoice is disputed (so long as it is disputed in good faith and fair dealing), the invoiced Party may require that only the undisputed amount be agreed upon as the amount due in the process described in Section 2, pending resolution of the dispute, and otherwise proceed with the net-out process set forth herein.

5. The net difference between the total amounts agreed to in Sections 2 through 4 above shall be the amount payable to the Group delivering the greater amount by the Group delivering the lesser amount.

6. The Net Settlement Amount shall be paid by the owing Group to the other Group by wire transfer on or before the 20th day of the month succeeding the invoiced month (“Payment Date”). If the 20th day of the month falls on a Saturday or Friday federal banking holiday, payment will be made on the preceding banking day, or if the 20th day of the month falls on a Sunday or Monday federal banking holiday, payment will be made on the next succeeding banking day. Each Group agrees that for the Payment Date to be effective as to the other Group, each Group must have delivered to the other Group all applicable invoices (involving the transaction month) not later than two (2) business days before the Payment Date.

7. Term. This Agreement is effective on the Effective Date and shall continue in effect until the earlier to occur of (a) termination of this Agreement pursuant to Section 9 hereof, or (b) the termination of all the Contracts pursuant to their terms and provision, or (c) termination by mutual agreement of the Parties; provided, however, that any such termination shall not cancel the netting arrangement provided for herein with respect to obligations or transactions which arise prior to the termination date, unless otherwise agreed to in writing by the Parties; provided further, that such termination of this Agreement shall not affect the continuing validity or enforcement of obligations owed under the Contracts.

8. Events of Default. Notwithstanding any other provision of this Agreement or any provision of any Contract, the occurrence at any time of any of the following events constitutes an event of default (an “Event of Default”) with respect to such Party (a “Defaulting Party”):

(a)	A material breach or material default by any Party of any provision of this Agreement that is not cured within 10 business days of the breaching Party’s receipt of a notice of default;

(b)	A breach or default by any Party under any Contract pursuant to that Contract’s terms and provisions Agreement that is not cured in accordance with such Contract’s terms and provisions;

(c)	A Change in Control occurs with respect to a Party other than as a result of the transactions contemplated by the MIPA on the Closing Date, as such term is defined in the MIPA. Further, a Change in Control of Vivakor shall not be deemed to have taken place under circumstances where another Party to this Agreement, including the beneficial owners of such Party, acquires beneficial ownership of a majority of then-outstanding voting securities or equity of Vivakor.

9. Remedies. Upon the occurrence of an Event of Default, the non-defaulting Group hereto (the “Non-Defaulting Group”) may, in its sole discretion and by written notice to the Defaulting Party and its Group, designate a date on which to terminate this Agreement and promptly settle all outstanding amounts due pursuant to the Contracts (the “Early Termination Date”). To the extent that, in the commercially reasonable discretion of the Non-Defaulting Group, certain Contracts may not be not promptly settled without material disruption of cash flow(s) to one or more Parties of either Group, such Contracts shall be settled in accordance with their terms apart from this Agreement. On or as soon as reasonably practicable after the Early Termination Date, the Non-Defaulting Group shall provide a close-out statement to the Defaulting Party and its Group (a) showing in reasonable detail its calculations for the final settlement pursuant to this Agreement, (b) showing in reasonable detail all Aggregate Amounts Owed Seller Group and all Aggregate Amounts Owed Buyer Group that intend to remain outstanding as of the Early Termination Date to be settled outside of this Agreement, and (c) specifying any Net Settlement Amount(s) in connection with the Early Termination Date.

Membership Interest Purchase Agreement	Exhibit E-5

10. Remedies Not Exclusive. The Parties’ rights pursuant to this Agreement are in addition to, and not in limitation of, any other rights and remedies that they may have (whether by operation of law, in equity, pursuant to agreement, or otherwise) and without prejudice and in addition to any right of set-off, recoupment, combination of accounts, lien, security interest, pledge, or other right to which they are entitled. The Parties may enforce any of their remedies under this Agreement successively or concurrently at their option. No failure on the part of any Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by a Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.

11. Limitation of Liability. In no event shall any Party be liable under this Agreement (on the basis of breach of contract, indemnity, warranty or tort or otherwise) for any indirect, special, consequential, exemplary or punitive damages resulting from or arising out of this Agreement, including, without limitation, loss of production, business interruption, loss of profit, loss of revenue, loss of contract or loss of goodwill howsoever caused.

12. Counterparts. The Agreement may be executed in one or more counterparts, in any format, whether hardcopy or electronic, each of which shall be considered an original.

13. Assignment. The rights and obligations of the parties to this Agreement are not assignable in whole or in part, other than, in the case of Vivakor, to Affiliates of Vivakor, without the prior written consent of the other Group to this Agreement, which shall not be unreasonably withheld, conditioned or delayed. This Agreement shall inure to the benefit of and be binding on and enforceable against the successors and permitted assigns of each Party hereto.

14. Amendment; Severability. None of the provisions of this Agreement may be modified, amended or waived except in a writing signed by the Parties. If any of the provisions of this Agreement is found to be illegal or unenforceable, it is deemed to be omitted, but only to the extent of such unenforceability, and the remaining provisions of this Agreement shall remain in full force and effect.

15. Prior Agreement. This Agreement amends, modifies, and supersedes the Prior Agreement in its entirety as of the Effective Date hereof.

16. Governing Law. This Agreement shall be construed in accordance with, and governed by the laws of the State of Nevada, without respect to its rules or principles regarding conflicts of law. Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to or arising out of this Agreement.

17. Notice. Any written notice in respect of this Agreement may be given by any reasonable means, including, without limitation, by facsimile, hand delivery, courier, or certified United States mail (return receipt requested) and shall be effective upon receipt by the Party to which such notice is addressed. Each Group’s respective addresses for notice are set forth in the MIPA.

[Signature page(s) to follow.]

Membership Interest Purchase Agreement	Exhibit E-6

[The remainder of this page is intentionally blank.]

Membership Interest Purchase Agreement	Exhibit E-7

IN WITNESS WHEREOF, the Seller Group and Buyer Group have executed this Agreement as of the Effective Date set forth above.

SELLER GROUP:

JORGAN DEVELOPMENT, LLC,
a Louisiana limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

JBAH HOLDINGS, LLC,
a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

WHITE CLAW CRUDE, LLC,
a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

BALLENGEE HOLDINGS, LLC,
a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

HORIZON TRUCK & TRAILER, LLC,
a Texas limited liability company

By:	JORGAN DEVELOPMENT, LLC,
a Louisiana limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

MERIDIAN EQUIPMENT LEASING, LLC,
a Texas limited liability company

By:	JORGAN DEVELOPMENT, LLC,
a Louisiana limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

Membership Interest Purchase Agreement	Exhibit E-8

BUYER GROUP:

VIVAKOR, INC.,
a Nevada limited liability company

By:
Name:	Jeremy Gamboa
Title:	President, Logistics Division

SILVER FUELS DELHI, LLC,
a Louisiana limited liability company

By:	VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company,
its Manager

By:
Name:	Jeremy Gamboa
Title:	President, Logistics Division

WHITE CLAW COLORADO CITY, LLC,
a Texas limited liability company

By:	VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company,
its Manager

By:
Name:	Jeremy Gamboa
Title:	President, Logistics Division

SILVER FUELS PROCESSING, LLC,
a Texas limited liability company

By:	VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company,
its Manager

By:
Name:	Jeremy Gamboa
Title:	President, Logistics Division

Membership Interest Purchase Agreement	Exhibit E-9

ENDEAVOR CRUDE, LLC,
a Texas limited liability company

By:	VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company,
its Manager

By:
Name:	Jeremy Gamboa
Title:	President, Logistics Division

CPE GATHERING MIDCON, LLC,
a Delaware limited liability company

By:	VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company,
its Manager

By:
Name:	Jeremy Gamboa
Title:	President, Logistics Division

GONZALES OILFIELD
TRUCK & EQUIPMENT, LLC,
a Texas limited liability company

By:	VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company,
its Manager

By:
Name:	Jeremy Gamboa
Title:	President, Logistics Division

VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company

By:
Name:	Jeremy Gamboa
Title:	President, Logistics Division

Membership Interest Purchase Agreement	Exhibit E-10

EXHIBIT A

TO MASTER NETTING AGREEMENT

THE CONTRACTS

1.	Membership Interest Purchase Agreement dated June 15, 2022, by and between Jorgan, JBAH, and Vivakor.

2.	Secured Promissory Note dated August 1, 2022, made to the order of Jorgan by Vivakor, in the original principal amount of $28,377,641.

3.	Secured Promissory Note dated August 1, 2022, made to the order of JBAH by Vivakor, in the original principal amount of $286,643.

4.	Pledge Agreement dated August 1, 2022, by and between Jorgan, as Secured Party, and Vivakor, as Debtor.

5.	Pledge Agreement dated August 1, 2022, by and between JBAH, as Secured Party, and Vivakor, as Debtor.

6.	Crude Petroleum Supply Agreement dated January 1, 2021, by and between WCC and SFD, as amended and assigned.

7.	Oil Storage Agreement dated January 1, 2021, by and between WCC, as Shipper, and WCCC, as Operator, as amended and assigned.

8.	Membership Interest Purchase Agreement dated as of March 21, 2024, by and between Jorgan, JBAH, and Vivakor.

9.	Trucking Transportation Agreement dated effective January 1, 2023, by and between Endeavor Crude, LLC, as Carrier, and White Claw Crude, LLC, as Customer, as amended and assigned.

10.	Station Throughput Agreement dated effective July 1, 2023, by and between CPE Gathering Midcon, LLC, as Operators (sic), and White Claw Crude, LLC, as Shipper, as amended and assigned.

11.	Station Throughput Agreement dated effective January 1, 2023, by and between Silver Fuels Processing, LLC, et al., as Operators, and White Claw Crude, LLC, as Shipper, as amended and assigned.

12.	First Amended and Restated Transition Services Agreement dated July 29, 2025, by and between Vivakor Administration, LLC, as Service Recipient, and Ballengee Holdings, LLC, a Service Provider, as amended and assigned.

13.	Repair and Maintenance Subscription Plan Agreement dated September 12, 2024, by and between Horizon Truck & Trailer, LLC, as Provider, and Meridian Equipment Leasing, LLC, as Subscriber.

14.	All cash dividends and/or cash distributions of any Series A Convertible Preferred Shares of Vivakor held by Jorgan or JBAH.

15.	Commercial Net Lease for the MEL Pearsall Yard dated July 29, 2025, by and between Meridian Equipment Leasing, LLC, as Landlord, and Gonzales Oilfield Truck & Equipment, LLC, as Tenant.

Membership Interest Purchase Agreement	Exhibit E-11

16.	Commercial Motor Vehicle Sublease dated July 29, 2025, by and between Meridian Equipment Leasing, LLC, as Sublessor, and Gonzales Oilfield Truck & Equipment, LLC, as Sublessee.

17.	Promissory Note dated July 29, 2025, made by CPE Gathering Midcon, LLC, as Borrower, to the order of Meridian Equipment Leasing, LLC, as Lender, in the original principal amount of $5,890,849.00 USD.

18.	Promissory Note dated July 29, 2025 made by Gonzales Oilfield Truck & Equipment, LLC, as Borrower, to the order of Meridian Equipment Leasing, LLC, as Lender, in the original principal amount of $1,606,696.00 USD.

19.	Promissory Note dated July 29, 2025, made by Silver Fuels Processing, LLC, as Borrower, to the order of Meridian Equipment Leasing, LLC, as Lender, in the original principal amount of $696,000.00 USD.

Membership Interest Purchase Agreement	Exhibit E-12

Exhibit F

The Amended Note

[See attached.]

Membership Interest Purchase Agreement	Exhibit F-1

FIRST AMENDED AND RESTATED

SECURED PROMISSORY NOTE

August 1, 2022	$28,377,641.00 USD

FOR VALUE RECEIVED, VIVAKOR, INC., a corporation organized and existing under the laws of the State of Nevada (the “Issuer”), hereby promises to pay to the order of JORGAN DEVELOPMENT, LLC, a limited liability company organized and existing under the laws of the State of Louisiana (together with its successors or assigns, the “Holder”), the principal amount of Twenty-eight Million Three Hundred Seventy-seven Six Hundred Forty-one and No/100s United States Dollars ($28,377,641.00 USD), together with all accrued interest due thereon, in each case pursuant to and in accordance with the provisions of Sections 2.2 and 2.3, on or before 5:00 p.m. (central time) on the earlier to occur of (a) thirty-six (36) months from August 20, 2025, and (b) the date on which the Holder declares the amounts owed hereunder to be immediately due and payable following the occurrence of an Event of Default in accordance with the provisions of Section 3 (such earlier date being hereinafter referred to as the “Maturity Date”). This Secured Promissory Note, as may be amended or supplemented from time to time, shall be referred to herein as the “Note”. For all purposes under this Note, as of July 30, 2025, the remaining outstanding principal amount due from Issuer to Holder hereunder is _________________________ USD.

1. Defined Terms. Except as otherwise expressly provided herein, the capitalized terms used in this Note shall have the following meanings:

1.1 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which federal banks are authorized or required to be closed for the conduct of commercial banking business.

1.2 “Change of Control” means the occurrence of any one or more of the following: (a) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than fifty percent (50%) of the combined voting power of the Issuer is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than (i) the Issuer, any subsidiary of the Issuer, or any trustee or other fiduciary holding securities under an employee benefit plan of the Issuer, or (ii) the Holder or any affiliate of the Holder); (b) the merger or consolidation of the Issuer with or into another person or entity where the shareholders of the Issuer, immediately prior to such consolidation or merger, would not, immediately after such consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, securities representing in the aggregate fifty percent (50%) or more of the combined voting power of the surviving or resulting person or entity in such consolidation or merger (or of its ultimate parent entity, if any) in substantially the same proportion as their ownership of the Issuer immediately prior to such merger or consolidation; (c) the sale or other disposition of all or substantially all of the Issuer’s assets to any person or entity (other than the sale or disposition by the Issuer of all or substantially all of its assets to a person or entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Issuer, immediately prior to such sale or disposition, in substantially the same proportion as their ownership of the Issuer immediately prior to such sale or disposition); (d) the sale or other disposition of all or substantially all of the Collateral to any person or entity; and (e) the sale or other disposition of all or substantially all of the assets of the Company to any person or entity (other than the sale or disposition by the Company of all or substantially all of its assets to a person or entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to such sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition).

1.3 “Collateral” has the meaning given to it in the Pledge Agreement.

Membership Interest Purchase Agreement	Exhibit F-2

1.4 “Common Stock” means the common stock, par value $0.001 per share, of the Issuer.

1.5 “Company” has the meaning given to it in the preamble hereof.

1.6 “Default Rate” means a per annum interest rate equal to the lesser of (a) twelve percent (12%) or (b) the maximum interest rate allowable by law.

1.7 “Event of Default” has the meaning given to it in Section 6.1.

1.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.9 “Guarantees” means, collectively, the SFD Guaranty and the WCCC Guaranty.

1.10 “Holder” has the meaning given to it in the preamble hereof.

1.11 “Issuer” has the meaning given to it in the preamble hereof.

1.12 “JBAH” means JBAH Holdings, LLC, a Texas limited liability company.

1.13 “Loan Documents” means, collectively, this Note, the Pledge Agreement, each of the Guarantees, in each case together with any and all modifications, amendments, extensions, renewals and substitutions of any of the foregoing.

1.14 “Maturity Date” has the meaning given to it in the preamble hereof.

1.15 “MFCF Certificate” means a certificate, certified by the President or Chief Financial Officer of the Issuer, setting forth in reasonable detail the Issuer’s calculation of Monthly Cash Flow and, if applicable, the number and value of any shares of Unrestricted Common Stock delivered to the Holder in payment thereof and attaching a true, correct and complete copy of the financial statements and other records of the Issuer used to calculate any of the same.

1.16 “Monthly Free Cash Flow” means, for any calendar month, an amount equal to the cash proceeds received by the Company from the product of (a) the sum of (i) the Company’s gross revenue (including service revenue, rents, inventory sales and any other revenues agreed upon in writing by the parties), in each case determined in accordance with GAAP and derived from the Company’s monthly unaudited financial statements prepared in the ordinary course of business, minus (ii) the Company’s operating expenses (excluding all interest expense, amortization, and depreciation), selling, general and administrative expenses, capital expenditures (including, but not limited to, maintenance capital expenditures and expenditures for personal protective equipment and additions to the property, plant, and equipment, including but not limited to the land, current facilities, and pipeline connections) and costs of goods sold, in each case determined in accordance with GAAP and derived from the Company’s monthly unaudited financial statements prepared in the ordinary course of business, plus (iii) the net proceeds of any dispositions of property, plant, equipment or other assets of the Company, in each case determined in accordance with GAAP and derived from Company’s monthly unaudited financial statements prepared in the ordinary course of business, minus (iv) any payments on capital lease obligations of the Company, in each case determined in accordance with GAAP and derived from Company’s monthly unaudited financial statements prepared in the ordinary course of business, and minus (v) any extraordinary expenses incurred by the Company (or by the Issuer for the benefit of the Company) that are approved in writing by the Holder, multiplied by (b) fifty percent (50%); provided, however, that the Monthly Free Cash Flow shall be calculated so as to eliminate the effect of: (A) premiums and other payments in excess of principal and accrued interest associated with the retirement of debt (including, without limitation, payments of income taxes incurred in connection therewith); and (B) tax payments or benefits associated with gains or losses on business divestitures in calculating net cash from operating activities.

Membership Interest Purchase Agreement	Exhibit F-3

1.17

1.18 “Note” has the meaning given to it in the preamble hereof.

1.19 “Payment Date” means August 20, 2025 and the twentieth (20th) calendar day of each calendar month thereafter; provided, however, that if any such twentieth (20th) calendar day falls on a day that is not a Business Day, then “Payment Date” shall mean the first (1st) Business Day immediately following such twentieth (20th) calendar day.

1.20 “Pledge Agreement” means that certain Pledge Agreement, of even date herewith, by and between the Issuer, as the Pledgor, and the Holder, as the Secured Party.

1.21 “Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States. or, if The Wall Street Journal ceases to quote such rate, then the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, then any similar rate quoted therein (as determined in good faith by the Holder) or any similar release by the Federal Reserve Board (as determined in good faith by the Holder). Each and every change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

1.22 “Securities Act” has the meaning given to it the definition of “Unrestricted Common Stock”.

1.23 “Securities Act Exemption” has the meaning given to it the definition of “Unrestricted Common Stock”.

1.24 “SFD” has the meaning given to it in the preamble hereof.

1.25 “SFD Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, issued by SFD in favor of each of the Holder and JBAH.

1.26 “Unrestricted Common Stock” means Common Stock that is (a) not subject to any lock-up agreement, (b) either registered for resale or saleable when issued pursuant to an exemption (a “Securities Act Exemption”) from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and (iii) listed on the Issuer’s principal trading market. Without in any way limiting the foregoing, for purposes of clause (b) above, Common Stock shall be deemed to be subject to a Securities Act Exemption when it is subject to any resale volume restrictions under Rule 144 of the Securities Act that make impractical the immediate sale of the Common Stock being issued at that time.

1.27 “WCCC” has the meaning given to it in the preamble hereof.

1.28 “WCCC Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, issued by WCCC in favor of each of the Holder and JBAH.

Membership Interest Purchase Agreement	Exhibit F-4

2. Calculation of Interest; Payments of Principal and Interest; Prepayment.

2.1 Calculation of Interest. The unpaid principal amount of this Note shall bear interest until such principal amount has been indefeasibly paid in full in cash at a rate per annum equal to the sum of (a) the Prime Rate, plus (b) three percent (3.00%). Interest under this Note shall be calculated on the basis of a three hundred and sixty (360)-day year and the actual number of days elapsed, and shall accrue daily on the principal amount outstanding from time to time.

2.2 Payment of Principal and Interest. The principal amount of this Note, together with any and all accrued and unpaid interest thereon, shall be paid to the Holder on a monthly basis in an amount equal to the Monthly Free Cash Flow beginning [June] 25, 2022 and continuing thereafter on each successive Payment Date. Without in any way limiting the foregoing, the then outstanding principal amount of this Note, together with any and all accrued and unpaid interest thereon, shall be due and payable in full in cash or Unrestricted Common Stock on or prior to the the Maturity Date. All payments of principal and interest under this Note shall be paid to the Holder in cash or in Unrestricted Common Stock of the Issuer in accordance with Section 2.3.

2.3 General Payment Provisions; Application of Payments.

(a) Except as otherwise provided in Section 2.3(b), all payments of principal and interest on this Note shall be made in lawful money of the United States of America by certified bank check or wire transfer to such account(s) as the Holder may designate by written notice to the Issuer in accordance with the provisions of this Note.

(b) Notwithstanding anything contained herein to the contrary, but subject to the limitations set forth in Section 2.3(c) and Section 2.4, the Issuer shall have the right, but not the obligation, to make payments of principal and interest under this Note on any Payment Date via physical delivery to the Holder at its address set forth in Section 7.11 (or via such other means as the Holder shall agree) of shares of Unrestricted Common Stock. Any Unrestricted Common Stock delivered to Holder in accordance with this Section 2.3(b) shall be valued at the volume weighted average price of the Common Stock on Nasdaq (or the Issuer’s then principal trading market) during the five (5) trading days immediately preceding the applicable Payment Date.

(c) Notwithstanding the provisions of Section 2.3(b), (i) the Issuer may not issue any shares of Unrestricted Common Stock to the Holder pursuant to the provisions of this Note without first complying with the provisions of Nasdaq Rule 5635(d), (ii) with respect to any payment of Monthly Free Cash Flow pursuant to the provisions of Section 2.2, no more than fifty percent (50%) of the amount of such Monthly Free Cash Flow shall be paid to the Holder via delivery of Unrestricted Common Stock without the prior written approval of the Holder and (iii) no more than fifty percent (50%) of the original principal amount of this Note may be paid to the Holder via delivery of Unrestricted Common Stock without the prior written approval of the Holder.

(d) In addition to the payment of Monthly Cash Flow pursuant to this Note, on each Payment Date, the Issuer shall deliver to the Holder a MFCF Certificate.

(e) Each payment of Monthly Cash Flow pursuant to this Note (whether in cash, shares of Unrestricted Common Stock or any combination of the foregoing) shall be applied to the payment of the obligations of the Issuer hereunder as follows: (i) first, to the payment of any costs, expenses or other amounts (other than principal and interest) owed to the Holder hereunder; (ii) second, to the payment of any and all accrued and unpaid interest; and (iii) thereafter, to the payment of the then outstanding principle amount of this Note.

Membership Interest Purchase Agreement	Exhibit F-5

2.4 Optional Prepayment. Subject to Section 2.3(c), the Issuer may pre-pay this Note, in whole or in part, in cash or Unrestricted Common Stock without penalty or premium at any time.

3. Obligations Secured. Until such time as the Holder shall have received the indefeasible payment in full of any and all principal, interest and other amounts due and owing to the Holder pursuant to this Note and the other Loan Documents and the payment of any and all other obligations owed to the Holder by the Issuer hereunder or thereunder, all amounts hereunder shall be secured solely by, and to the extent set forth in, the Pledge Agreement.

4. Obligations Guaranteed. The timely and full payment of any and all principal, interest and other amounts due and owing to the Holder pursuant to this Note and the other Loan Documents and the payment of any and all other obligations owed to the Holder by the Issuer hereunder or thereunder, such obligations shall be guaranteed solely by, and to the extent set forth in, the Guarantees.

5. Covenants of the Issuer.

5.1 Title to Collateral and Risk of Loss. Until such time as the Holder shall have received the indefeasible payment in full of the principal, interest, and other amounts due and owing pursuant ot the Holder under this Note and the other Loan Documents, the Issuer shall (and shall cause the Company to) keep the Collateral free and clear of all liens, claims and burdens, including warehouseman’s liens, materialmen’s liens, and other liens or claims that may accrue, save and except for those created pursuant to the Loan Documents and those permitted or imposed by applicable law.

5.2 Taxes, Expenses and Other Payments. The Issuer shall (or shall cause the Company to) timely pay, remit and/or tender any and all amounts due to any governmental authority for any and all taxes, fees, charges or other assessments relating to the Collateral, the business or operations of the Issuer or the Company or the ownership of the Issuer’s or the Company’s assets.

5.3 Licenses, Permits, Regulatory Filings and Compliance. The Issuer shall (or shall cause the Company to) obtain and maintain all licenses and permits necessary to own the Collateral and otherwise to operate the Company as currently operated.

5.4 Location of Collateral. The address of the chief executive office of the Issuer and the office where the Issuer holds the Collateral and the books and records related thereto is 5220 Spring Valley Road, Suite 500, Dallas, Texas 75254.

5.5 Audit and Inspection Rights. At all times, the Holder or its authorized representatives shall have sufficient access to and the right to inspect and audit all or any portion of the Collateral and the books and records of the Issuer relating to its performance of its obligations under this Note and the other Loan Documents, and to verify the Issuer’s compliance therewith. Notwithstanding the foregoing, (a) any such inspection and audit shall be conducted during normal business, upon reasonable notice to the Issuer, at Issuer’s expense and in a manner as not to interfere unreasonably with the business and operation of the Issuer or the Company and (b) the Holder and/or its authorized representatives shall conduct no more than two (2) such inspections and audits during any calendar year thereafter, unless, in each case, an Event of Default has occurred and is continuing, during which time the Holder and/or its authorized representatives may conduct as many such inspections and audits as it may determine in good faith.

5.6 Conduct and Preservation of Business. Except as expressly provided in the Loan Documents, the Issuer will cause the Company (a) to conduct its business operations in the ordinary course of business and in material compliance with all applicable laws and (b) to maintain and to preserve intact the businesses of the Company in all material respects with a view toward preserving the value thereof prior to the Maturity Date.

Membership Interest Purchase Agreement	Exhibit F-6

5.7 Restriction on Certain Actions. Without limiting the generality of Section 5.6, and except (a) as otherwise expressly provided in the Loan Documents or (b) as required by applicable law, the Issuer will not, directly or indirectly, without the prior written consent of the Holder, take or otherwise permit or consent to (and shall cause the Company not to take or otherwise permit or consent to) any of the following actions, in each case until such time as the Holder shall have received the indefeasible payment in full of the principal, interest, and other amounts due and owing pursuant ot the Holder under this Note and the other Loan Documents:

(i) any issuance or sale of any equity securities of or in the Company;

(ii) any sale, lease, transfer or otherwise disposition of any material assets of the Company, except for (i) sales to parties other than the Holder or its Affiliates of inventory in the ordinary course of business or personal property in the ordinary course of business that is either replaced by equivalent property or normally consumed in the operation of the Company’s businesses and (ii) sales of any other assets of the Company that are not material to the operation of its businesses and that do not exceed two hundred fifty thousand dollars ($250,000) in the aggregate;

(iii) the adoption of any plan of complete or partial liquidation or any resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization of the Company;

(iv) (A) any creation, incurrence, guarantee or assumption of any indebtedness by the Company for borrowed money or the Company otherwise becoming liable or responsible for the obligations of any other person or entity; (B) the making by the Company of any loans, advances, or capital contributions to, or investments in, any other person or entity in excess of two hundred fifty thousand dollars ($250,000) in the aggregate; (C) any pledge or mortgage of, or the granting of any lien, security interest or other encumbrance in, on or with respect to, any of the Collateral or any of the properties or other assets of the Company; or (D) the entering into of any agreement with respect to any of the foregoing;

(v) other than in the ordinary course of business or pursuant to the terms of any employee benefits plan as in effect as of the date hereof, and except as would not otherwise be reasonably expected to result in any liability or cost to Holder (or its Affiliates), (i) the entering into, adoption, material amendment or termination of any employee benefits plan of the Company; (ii) any material increase in the compensation or fringe benefits of any employee of the Company (other than in connection with new hires or promotions); (iii) the payment to any employee of the Company of any severance, bonus, incentive compensation or any other material benefit; or (iv) the hiring, or the termination (other than for cause) of the employment, of any employee of the Company whose annual compensation exceeds three hundred fifty thousand dollars ($350,000);

(vi) any direct or indirect acquisition, purchase or lease (whether by merger, consolidation, acquisition of stock, acquisition of all or substantially all assets or otherwise) of any assets for the Company, except for (i) the acquisition or purchase of assets in the ordinary course of business, or (ii) the acquisition or purchase of assets, the value of which does not exceed two hundred fifty thousand dollars ($250,000) in the aggregate;

Membership Interest Purchase Agreement	Exhibit F-7

(vii) any amendment to any of the governing documents of the Issuer or the Company that is adverse to the Holder or to its security interest in the Collateral or that restricts or otherwise limits the ability of the Issuer or the Company to perform its obligations under the Loan Documents;

(viii) (A) any amendment, modification or waiver of any material right or obligation under, or any transfer of any material right in, any material contract of the Company or (B) the entering into of any contract or other agreement that would constitute a material contract if it had been entered into prior to the date hereof;

(ix) (A) the making, change or revocation any tax election applicable to the Company, (B) the settlement or compromise of any material tax claim or liability or the entering into any agreement with respect to the same if such settlement or compromise would have an adverse effect on the Holder or the Collateral, (C) the adoption of any change to (or the making of any request to any taxing authority to change) the Company’s method of accounting for tax purposes if such change could reasonably be expected to affect adversely the Holder or the Collateral or (D) the preparation or filing of any tax return (or any amendment, modification or supplement thereto) unless such tax return (or such amendment, modification or supplement) shall have been prepared in a manner consistent with the past practice of the Company;

(x) any declaration, setting aside, making or payment of any dividend or other distribution in respect of any of the outstanding equity securities of the Company, or the repurchase, redemption or otherwise acquisition of any outstanding equity securities of the Company;

(xi) any entering into of any contract or other agreement that restrains, restricts, limits or impedes the ability of the Company (i) to compete with any person or entity, (ii) to conduct any business or line of business in any geographic area or (iii) to hire or to solicit the employment of any person; or

(xii) the entering into of any written agreement to take any of the actions described in this Section 5.7.

5.8 Notice of Material Events. Upon becoming aware thereof, the Issuer will promptly notify the Holder in writing of any circumstance, claim, action or proceeding that could reasonably be expected to affect materially and adversely the value of, or the Issuer’s title to, any of the Collateral, or the effectiveness of the Holder’s lien and security interest therein.

6. Defaults and Remedies.

6.1 Events of Default. An “Event of Default” means: (a) the Issuer shall fail to pay any interest or principal due under this Note on or before the date on which any such payment shall be due and payable and such failure continues or remains uncured for three (3) Business Days following written demand therefor by the Holder to the Issuer; (b) the Issuer shall fail to pay any other amounts due under this Note or any of the other Loan Documents on or before the date on which any such payment shall be due and payable and such failure continues or remains uncured for three (3) Business Days following written demand therefor by the Holder to the Issuer; (c) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Issuer or any of its debts, or of a substantial part of its assets, under any debtor relief laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or for a substantial part of its assets, and, in any of such cases, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; (d) the Issuer shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any debtor relief laws, (ii) consent to the institution of, or

Membership Interest Purchase Agreement	Exhibit F-8

fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 3.1(d), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against the Issuer in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; (e) the Issuer shall admit in writing its inability to, or publicly declare its intention not to, or generally fail to, pay its debts as they become due; (f) any written warranty, representation, certificate or statement of the Issuer in this Note or any other Loan Document shall be false or misleading in any material respect when made or deemed made; (g) the Issuer shall fail to perform, comply with or abide by any of the other stipulations, agreements, conditions and/or covenants of the Issuer contained in this Note (other than the obligation to pay principal and interest and the obligation to pay any other amounts, which shall be governed by Sections 3.1(a) and 3.1(b), respectively), and such failure continues or remains uncured beyond any stated notice or cure period otherwise applicable thereto or, if no such notice or cure period has been expressly prescribed with respect thereto, then for a period of fifteen (15) days following receipt of written notice from the Holder to the Issuer; (h) any “Event of Default” under any of the other Loan Documents shall have occurred and be continuing; or (i) a Change of Control shall occur with respect to the Issuer.

6.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, interest on this Note shall automatically accrue at the Default Rate, and, in addition to all other rights or remedies the Holder may have, at law or in equity, the Holder may, in its sole discretion, accelerate full repayment of all principal amounts outstanding hereunder, together with accrued interest thereon, together with all reasonable attorneys’ fees, paralegals’ fees and actual costs and expenses incurred by the Holder in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Issuer hereunder and under the Loan Documents, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Note or any of the other Loan Documents. In connection with the Holder’s rights hereunder upon an Event of Default, the Holder need not provide, and the Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

7. Miscellaneous.

7.1 Lost or Stolen Note. Upon notice to the Issuer of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Issuer in a form reasonably acceptable to the Issuer and, in the case of mutilation, upon surrender and cancellation of the Note, the Issuer shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note.

7.2 Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

7.3 Cancellation. After all principal, accrued interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Issuer for cancellation and shall not be re-issued.

Membership Interest Purchase Agreement	Exhibit F-9

7.4 Entire Agreement and Amendments. This Note, together with the other Loan Documents represents the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there are no representations, warranties or commitments, except as set forth herein and therein. This Note may be amended only by an instrument in writing executed by the parties hereto.

7.5 Binding Effect. This Note shall be binding upon the Issuer and the successors and assigns of the Issuer and shall inure to the benefit of the Holder and the successors and assigns of the Holder.

7.6 Governing Law and Venue. This Note and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of Texas, excluding its conflicts of laws provisions or rule that would cause the application of laws of any jurisdiction other than those of the State of Texas. Each of Holder an Issuer hereby irrevocably submits to the exclusive jurisdiction of any federal court the located in the State of Texas, for the purposes of any action arising out of this Note or the subject matter hereof brought under this Note.

7.7 WAIVER OF JURY TRIAL. THE ISSUER AND THE HOLDER EACH HEREBY: (i) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY; AND (ii) WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE ISSUER, THE COMPANY AND THE HOLDER MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS NOTE, ANY OF THE OTHER LOAN DOCUMENTS AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO THE DEBTOR-CREDITOR RELATIONSHIP BETWEEN THE PARTIES. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE ISSUER AND THE HOLDER, AND THE ISSUER AND THE HOLDER HEREBY AGREE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO MODIFY OR NULLIFY IN ANY WAY ITS EFFECT. THE ISSUER IS HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER HEREOF AND/OR THE ISSUER, THE COMPANY AND THE HOLDER, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. THE ISSUER AND THE HOLDER HEREBY REPRESENT AND WARRANT THAT EACH OF THEM HAS BEEN REPRESENTED IN THE EXECUTION AND DELIVERY OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH SUCH COUNSEL.

7.8 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note or the Pledge Agreement, at law or in equity.

7.9 Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Issuer and the Holder and shall not be construed against any person as the drafter hereof.

Membership Interest Purchase Agreement	Exhibit F-10

7.10 Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. Notwithstanding the foregoing, Holder hereby waives any claims arising from any and all Events of Default that occurred on or prior to July 30, 2025, provided, however, that this waiver shall not be construed as a waiver of any future defaults or other obligations under this Note after such date.

7.11 Notice. All notices required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) as of the date delivered if delivered personally, by courier or by courier service, (b) three (3) Business Days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, or (c) upon receipt, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient). The addresses and e-mail addresses for such communications are:

the Issuer:	Vivakor, Inc.
5220 Spring Valley Rd., Ste. 500
Dallas, TX 75254
Attn: Kimberly Hawley
Email: khawley@vivakor.com

with a copy to:	pknapp@vivakor.com

the Holder:	Jorgan Development, LLC
5220 Spring Valley Rd., Ste. 520
Dallas, Texas 75234
Attn: James Ballengee
Email: jballengee@ballengeeholdings.com

With a copy to:	Brown Fox PLLC
8111 Preston Rd
Suite 300
Dallas, Texas 75225
E-mail: sam@brownfoxlaw.com
Attention: Sam Fubara

7.12 Supersession. This Note amends, restates, replaces, and supersedes that certain Secured Promissory Note dated August 1, 2022, as amended and supplemented (the “Original Note”), by and between Borrower and Lender, but does not constitute a novation of the indebtedness evidenced by the Original Note. This Note, together with the Loan Documents, constitutes the entire agreement of Borrower and Lender with respect to the subject matter contemplated hereby, and may only be amended in a writing signed by both parties hereto.

[Signature page follows]

Membership Interest Purchase Agreement	Exhibit F-11

IN WITNESS WHEREOF, the parties have caused this Note to be executed on and as of the date set forth above.

VIVAKOR, INC.,
a Nevada corporation

By:
Name:	Jeremy H. Gamboa
Title:	President, Logistics Division

Acknowledged and Accepted:

JORGAN DEVELOPMENT, LLC,
a Louisiana limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

Membership Interest Purchase Agreement	Exhibit F-12

Exhibit G

Letter Agreement

[See attached.]

Membership Interest Purchase Agreement	Exhibit G-1

Jorgan Development, LLC	James Ballengee Manager 5220 Spring Valley Road, Ste. 520 Dallas, Texas 75254 (p) (318) 469-3084 (e) jballengee@ballengeeholdings.com

July 30, 2025

Vivakor, Inc.

5220 Spring Valley Rd., Ste. 500

Dallas, Texas 75254

Attn: Pat Knapp

Delivered via DocuSign® to pknapp@vivakor.com

Re:	Voluntary Waiver and Suspension of Rights to Receive Dividends and Distributions of Capital pursuant to Series A Preferred Convertible Stock of Vivakor, Inc.

Reference is hereby made to (a) the Series A Convertible Preferred Stock of Vivakor, Inc., a Nevada corporation (the “Series A Stock” and “Vivakor”, respectively), (b) that certain Certificate of Designations, Preferences, Rights, and Limitations of Series A Convertible Preferred Stock of Vivakor, Inc., filed with the Secretary of State of Nevada on February 14, 2025 (the “Certificate of Designation”), that certain Membership Interest Purchase Agreement of even date herewith by and between Vivakor Transportation, LLC, as Seller, and Jorgan Development, LLC, as Buyer (the “Purchase Agreement”), (d) (i) James H. Ballengee, an individual, Jorgan Development, LLC, a Louisiana limited liability company, JBAH Holdings, LLC, a Texas limited liability company, and Ballengee Holdings, LLC, a Texas limited liability company (collectively, the “Ballengee Family Office”), and (ii) except for Vivakor, and those parties Vivakor controls, directly or indirectly, through one or more intermediaries, the direct and indirect members, partners, shareholders, subsidiaries, and portfolio companies (including any predecessor or successor thereof) of the Ballengee Family Office, and (iii) except for employees, officers, directors, agents, and representatives of Vivakor, and its subsidiaries, the direct and indirect officers, directors, managers, employees, contractors, agents, and representatives of the Ballengee Family Office, but excluding Vivakor and any person that directly, or indirectly through one or more intermediaries, is controlled by Vivakor (collectively, the “Ballengee Family Office Affiliates”).

In consideration for the transactions contemplated by the Purchase Agreement, and other mutual promises and agreements as set forth therein, the Ballengee Family Office Affiliates covenant and agree to Vivakor that, notwithstanding anything to the contrary contained in Section D of the Certificate of Designation, no dividends or distributions to holders of Series A Stock shall accrue or be payable to holders of Series A Stock which are Ballengee Family Office Affiliates, and do hereby waive, release, and relinquish the right to receive the same, from and after August 1, 2025 until the earlier of (a) the subsequent written agreement of all parties hereto, (b) save and except for the hypothecation or pledge of such Series A Stock, the sale, transfer, assignment, or other disposition of such Series A Stock held by Ballengee Family Office Affiliates to bona fide third parties not under common control therewith, to the extent and solely to the extent of shares of Series A Stock so sold, transfer, assigned, or disposed, or (c) January 1, 2026, whichever is sooner. The Ballengee Family Office Affiliates further covenant and agree not to claim or assert a claim contrary to this letter agreement. Notwithstanding the foregoing or anything herein to the contrary, the Ballengee Family Office Affiliates do not waive, release or relinquish, and shall be entitled to receive from Vivakor, shall such dividends and distributions as are payable to shareholders on or about the July 31, 2025.

Article VIII of the Purchase Agreement shall apply to this letter agreement, mutatis mutandis. Except as expressly set forth herein, nothing in this letter agreement shall be construed or applied to modify or amend the Certificate of Designation or any other rights appurtenant to holders of Series A Stock.

[Continued on next page.]

Membership Interest Purchase Agreement	Exhibit G-2

[The remainder of this page is intentionally blank.]

Membership Interest Purchase Agreement	Exhibit G-3

The undersigned duly-authorized representatives of the Ballengee Family Office Affiliates hereunto execute and enter into this letter agreement as of the date first set forth above.

JORGAN DEVELOPMENT, LLC,
a Louisiana limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

JBAH HOLDINGS, LLC,
a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

BALLENGEE HOLDINGS, LLC,
a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

JAMES H. BALLENGEE,
individually

By:

CC:	KH
BT

Membership Interest Purchase Agreement	Exhibit G-4